P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

For Immediate Release
Contact: Gail A. Gerono
412 787-6795

CALGON CARBON ANNOUNCES THIRD QUARTER RESULTS

PITTSBURGH, PA - October 31, 2008 - Calgon Carbon Corporation (NYSE:CCC) announced results for the third quarter ended September 30, 2008.

The company reported net income of $6.3 million for the third quarter of 2008, as compared to net income of $4.9 million for the third quarter of 2007. On a fully diluted basis, net income per common share for the third quarter of 2008 was $0.12, as compared to fully diluted net income per common share of $0.10 for the third quarter of 2007.

Income from operations for the third quarter of 2008 was $12.3 million versus income from operations of $6.5 million for the comparable period in 2007.

Net sales for the third quarter of 2008, were $99.1 million versus third quarter 2007 sales of $84.9 million, an increase of 16.7%. Currency translation had a $1.0-million positive impact on sales for the third quarter of 2008 due to the strong Euro.

For the third quarter of 2008, sales of the Activated Carbon and Service segment increased by 17.8% versus the third quarter of 2007. The increase was due to higher pricing and volume for activated carbon products and services in the environmental water treatment, potable water treatment, and food industries. Equipment sales increased 26.0% versus the third quarter of 2007. The increase resulted from higher demand for carbon adsorption and odor control equipment and from systems that utilize ultraviolet light for disinfection of drinking water. A 33.4% decrease in Consumer sales for the third quarter of 2008 was attributable to lower demand for activated carbon cloth in the medical sector and for the company’s PreZerve® products.

Net sales less the cost of products sold as a percentage of net sales for the third quarter of 2008 was 33.9% versus 32.1% for the third quarter of 2007. The increase was due primarily to higher pricing on certain activated carbon and service products.

Selling, administrative and research expenses for the third quarter of 2008 increased 6.4% versus the third quarter of 2007. The increase was principally due to higher legal expenses related to the Department of Commerce’s administrative review of its April 2007 anti-dumping order on certain activated carbon products from China. Selling, administrative and research expenses as a percentage of sales were 17.5% as compared to 19.2% for the third quarter of 2007.

For the third quarter of 2008, the company’s tax provision was $4.0 million versus $0.4 million for the comparable period in 2007. The third quarter tax rates for 2008 and 2007 were 38.0% and 8.0%, respectively . The tax rate for the third quarter of 2007 was favorably impacted by the reversal of uncertain tax position liabilities due to statute expirations. The company estimates that its 2008 full-year effective tax rate to be 36.0%

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net income for the nine months ended September 30, 2008 was $30.5 million versus $11.4 million for the comparable period of 2007. Net income for the nine months ended September 30, 2008 included a non-recurring after-tax gain of $5.7 million from the settlement of a lawsuit and a non-recurring after-tax gain of $3.2 million related to the sale of the company’s charcoal business. Fully diluted net income per common share for the nine months ended September 30, 2008 was $0.58. Fully diluted net income per common share for the nine months ended September 30, 2007 was $0.24.

Income from operations for the nine months ended September 30, 2008 was $46.0 million as compared to income from operations of $20.1 million for the nine months ended September 30, 2007.

Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer said, “Once again, both revenue and operating income increased quarter-over-quarter. In addition, gross margin improved, both year-over-year and sequentially. We are pleased with the third quarter performance and with our continued progress in offsetting cost increases in raw materials, energy and transportation.

During the quarter we also reduced debt by 55.0% from year-end 2007. This was achieved by exchanging outstanding Senior Convertible Notes for Calgon Carbon common stock. We completed similar transactions in the fourth quarter which further reduced total outstanding debt to approximately $12.0 million. Today our company has unprecedented growth opportunities coupled with a strong balance sheet which provides financial flexibility.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Sales	$99,069	$84,861	$297,876	$256,319

Cost of Products Sold	65,461	57,642	198,247	175,622

Depreciation and Amortization	4,036	4,427	12,161	13,019

Selling, Administrative & Research	17,311	16,272	50,756	47,622

Gain from AST Settlement	-	-	(9,250)	-

	86,808	78,341	251,914	236,263

Income from Operations	12,261	6,520	45,962	20,056

Interest Expense - Net	(582)	(908)	(2,200)	(3,066)

Other Expense - Net	(1,157)	(482)	(1,727)	(1,293)

Income From Continuing Operations Before Income Tax and	10,522	5,130	42,035	15,697
Equity in Income from Equity Investments

Income Tax Provision	4,024	396	15,145	5,923

Income from Continuing Operations Before Equity in
Income from Equity Investments	6,498	4,734	26,890	9,774

Equity in Income from Equity Investments	38	310	337	1,766

Income from Continuing Operations	6,536	5,044	27,227	11,540

Income (Loss) from Discontinued Operations	(211)	(96)	3,236	(96)

Net Income	$6,325	$4,948	$30,463	$11,444

Net Income per Common Share
Basic:
Income from Continuing Operations	$.16	$.12	$.67	$.28
Income (Loss) from Discontinued Operations	$(.01)	$-	$.08	$-
Total	$.15	$.12	$.75	$.28

Diluted:
Income from Continuing Operations	$.12	$.10	$.52	$.24
Income (Loss) from Discontinued Operations	$-	$-	$.06	$-
Total	$.12	$.10	$.58	$.24

Weighted Average Shares
Outstanding (Thousands)
Basic	41,376	40,357	40,727	40,289
Diluted	53,798	50,358	52,536	47,324

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007

ASSETS

Current assets:

Cash and cash equivalents	$37,263	$30,304

Receivables	63,136	57,548

Inventories	88,384	81,280

Other current assets	25,081	20,546

Total current assets	213,864	189,678

Property, plant and equipment, net	114,340	105,512

Other assets	51,992	52,950

Total assets	$380,196	$348,140

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Short-term debt	$1,606	$1,504

Current portion of long-term debt	32,919	62,507

Other current liabilities	54,309	55,750

Total current liabilities	88,834	119,761

Long-term debt	-	12,925

Other liabilities	39,425	43,205

Total liabilities	128,259	175,891

Total shareholders' equity	251,937	172,249

Total liabilities and shareholders' equity	$380,196	$348,140

Calgon Carbon Corporation

Segment Data:

Segment Sales	3Q08	3Q07	YTD 2008	YTD 2007

Activated Carbon and Service	85,219	72,322	257,401	215,728
Equipment	11,662	9,255	32,101	30,879
Consumer	2,188	3,284	8,374	9,712

Total Sales (thousands)	$99,069	$84,861	$297,876	$256,319

Segment
Operating Income (loss)*	3Q08	3Q07	YTD 2008	YTD 2007

Activated Carbon and Service	15,941	10,705	53,083	32,197
Equipment	588	(215)	4,550	(955)
Consumer	(232)	457	490	1,833

Income from Operations (thousands)	$16,297	$10,947	$58,123	$33,075

*Before depreciation and amortization